CONSENT OF EXPERT
Reference is made to my report, Mineral Resource and Mineral Reserve Estimate Seabee Gold Operation Saskatchewan, Canada dated December 23, 2013 (the “Report”).
In connection with the Registration Statement on Form S-8 of SSR Mining Inc., I, Brian Skanderbeg, consent to the use of my name and references to the Report, or portions thereof, in the Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the Registration Statement.
Dated this 9th day of August, 2017.
Yours truly,

/s/ Brian Skanderbeg
Brian Skanderbeg, P.Geo.